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                                 EXHIBIT 11.01

                          CONSOLIDATED PRODUCTS, INC.

                       COMPUTATION OF EARNINGS PER SHARE



NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

   In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share". Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Under the new requirements for computing basic earnings per share, the dilutive effect of stock options is excluded. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts have been presented, and where necessary, have been restated to conform to the requirements of Statement 128.

   Diluted earnings per common and common equivalent share is computed by dividing net earnings by the weighted average number of outstanding and common equivalent shares. Common equivalent shares include shares subject to purchase under stock options.

   Net earnings per common and common equivalent share and weighted average shares and equivalents for the sixteen and twenty-eight weeks ended April 9, 1997 have been restated to give effect to the five for four stock split declared on December 3, 1997, distributed on December 26, 1997 to shareholders of record on December 15, 1997.

   The following table presents information necessary to calculate net earnings per common and common equivalent share:

                                                                SIXTEEN                      TWENTY-EIGHT
                                                               WEEKS ENDED                    WEEKS ENDED
                                                       ---------------------------   ---------------------------
                                                          APRIL 8,      APRIL 9,        APRIL 8,       APRIL 9,
                                                            1998          1997            1998           1997
                                                       ------------   ------------   ------------   ------------
   Weighted average shares outstanding-Basic             20,848,680     19,310,600     20,808,107     19,267,789

   Share equivalents                                        390,573        356,876        383,380        358,936
                                                       ------------   ------------   ------------   ------------
   Weighted average shares and equivalents-Diluted       21,239,253     19,667,476     21,191,487     19,626,725
                                                       ------------   ------------   ------------   ------------
                                                       ------------   ------------   ------------   ------------

Net earnings:

   Net earnings for basic and diluted
     earnings per share computation                    $  4,874,561   $  3,803,255   $  8,798,477   $  7,032,460
                                                       ------------   ------------   ------------   ------------
                                                       ------------   ------------   ------------   ------------


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